                                    EXHIBIT B

                  FAIRNESS OPINION OF STOUT RISIUS ROSS, INC.

January 22, 2004

The Special Transactions Committee of the Board of Directors
Waxman Industries, Inc.
24460 Aurora Road
Bedford Heights, OH  44146

Members of the Special Transactions Committee of the Board of Directors:

We understand that the Board of Directors of Waxman Industries, Inc. ("Waxman" or the "Company") has set forth a proposal, subject to stockholder approval, pursuant to which the Company's Certificate of Incorporation will be amended (the "Amendment") to (1) effect a 1-for-100 reverse stock split (the "Reverse Stock Split") whereby each 100 currently outstanding shares of the Company's Common Stock and Class B Common Stock will be combined into 1 new share of Common Stock and Class B Common Stock, respectively; and (2) pay cash in lieu of issuing fractional shares less than one whole share resulting from the Reverse Stock Split. Specifically, stockholders owning less than 100 shares of Common Stock or Class B Common Stock immediately prior to the Reverse Stock Split will receive an amount in cash equal to $7.63 per pre-split share (the "Consideration") in lieu of fractional shares less than one whole share.

The Board of Directors of the Company has formed a Special Transactions Committee to consider certain matters regarding the Reverse Stock Split. The Special Transactions Committee has requested that Stout Risius Ross, Inc. ("Stout Risius Ross") render an opinion (the "Opinion") as to the fairness, from a financial point of view, of the Consideration to be paid to stockholders in lieu of fractional shares. Stout Risius Ross has not been requested to opine as to, and our Opinion does not in any matter address, the Company's underlying business decision to proceed with or effect the Reverse Stock Split. Moreover, we have not been engaged to recommend, and we have not recommended, a cash price to be paid to stockholders in lieu of fractional shares.

In connection with rendering the Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     -    Reviewed the proposed Amendment;

     - Reviewed and analyzed Waxman's annual reports on Form 10-K for the five fiscal years ended June 30, 1999 through June 30, 2003, and Waxman's quarterly reports on Form 10-Q for the quarters ended September 30, 2002 and 2003;

The Special Transactions Committee of the
Board of Directors of Waxman Industries, Inc.
January 22, 2004
Page 2

     - Reviewed and analyzed internal (unaudited) financial statements provided by the Company for the five fiscal years ended June 30, 1999 through June 30, 2003 and the quarters ended September 30, 2002 and 2003;

     - Reviewed and analyzed financial projections provided by the Company for the fiscal years ending June 30, 2004 through June 30, 2006;

     - Reviewed the historical market prices and trading volume of the Company's publicly traded Common Stock and performed an analysis of the stockholder profile of the Company;

     - Reviewed publicly available news articles and press releases relating to the Company;

     - Reviewed and analyzed publicly available financial data of certain publicly traded companies that we deem comparable to the Company;

     - Reviewed and analyzed publicly available financial data of certain merger and acquisition transactions involving companies that we deem comparable to the Company; and

     - Conducted such other studies, analyses, and inquiries as we deemed necessary in arriving at our Opinion.

In addition, we visited the Company's headquarters located in Bedford Heights, Ohio and held discussions with certain members of senior management concerning the Company's history, operations, financial condition, industry, and future prospects.

Our Opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of the Company, as of the date of this letter, have not changed materially since the date of the most recent financial statements made available to us. In rendering our Opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by the Company, or otherwise reviewed by or discussed with us without independent verification of such information. We have further relied upon the assurances of the Company's management that they are unaware of any information or facts that would make the information provided to us inaccurate, incomplete, or misleading. Moreover, we have assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimate of the future financial results and condition of the Company, and we have relied upon such projections in arriving at our Opinion. We have not been engaged to assess the reasonableness

The Special Transactions Committee of the
Board of Directors of Waxman Industries, Inc.
January 22, 2004
Page 3

or achievability of such forecasts and projections or the assumptions upon which they were based and express no view as to the forecasts, projections, or assumptions.

We have not conducted a physical inspection of the Company's facilities and we have not made any evaluations or appraisals of the assets or liabilities of the Company. Further, we were not requested to consider, and our Opinion does not address, the merits of the contemplated Reverse Stock Split relative to any alternative business strategies that may exist for the Company or the effect of any other transaction in which the Company might engage, nor do we offer any opinion as to the material terms of the Amendment. Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information which may be provided to or obtained by us after the issuance of the Opinion which suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.

We are acting as financial advisor to the Special Transactions Committee in connection with the Reverse Stock Split and will receive a fee for our services. However, our compensation for providing financial advisory services to the Special Transactions Committee is neither based nor contingent on the results of our engagement. Further, none of our employees who worked on this engagement has any known financial interest in the assets or equity of the Company or the outcome of our engagement. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have not previously provided financial advisory services to Waxman.

It is understood that this Opinion was prepared at the request of the Special Transactions Committee for its confidential use and may not be reproduced, disseminated, quoted, or referred to at any time in any manner or for any purpose without our prior written consent, except as required by applicable securities laws. Notwithstanding anything to the contrary, the Company may reproduce this letter in its entirety in any filing with the Securities and Exchange Commission required to be made by the Company in respect of the Reverse Stock Split pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934. This Opinion is only to be utilized by the members of the Special Transactions Committee as one input to consider in the process of analyzing the Reverse Stock Split and the Consideration to be paid to stockholders in lieu of fractional shares. This Opinion is not intended to be, nor does it constitute, a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Reverse Stock Split.

The Special Transactions Committee of the
Board of Directors of Waxman Industries, Inc.
January 22, 2004
Page 4

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to stockholders in lieu of fractional shares less than one whole share in connection with the Reverse Stock Split is fair from a financial point of view.

Yours very truly,

STOUT RISIUS ROSS, INC.